DEL TORO SILVER CORP.
Suite 103 – 318 North Carson Street
Carson City, Nevada  89701-4597

NEWS RELEASE                                                                                                                                                Trading Symbol OTCBB: DTOR

Del Toro Announces Appointment of Greg Painter as Chief Executive Officer and Director

Vancouver, British Columbia (July 7, 2011) – Del Toro Silver Corp. (OTCBB: DTOR) (“Del Toro” or the “Company”) is pleased to announce the appointment of Greg Painter as Chief Executive Officer, President, and a Director of the Company effective July 6, 2011. Mr. Painter has a Masters in Education from the Stanford University and a BA in English Literature from Stanford.  Mr. Painter also received his General Contractor designation from the State of Nevada.  Mr. Painter has been self-employed since 1983 in various construction and development businesses.

Further, the Company has changed its office to Suite 103 – 318 North Carson Street, Carson City, Nevada.

Mr. Mark McLeary has resigned as the Company’s President, Secretary, Treasurer and Director effective July 6, 2011. His resignation was not due to any disagreement with the Company’s policies or practices.

About Del Toro Silver Corp.

Del Toro Silver is a dynamic exploration company focused on mining exploration of base and precious metal deposits in northern Mexico. The Company’s Dos Naciones property is NI 43-101 compliant with historic production in numerous areas. The Company continues to advance past work completed by the previous owner, Penoles, to further its Phase I drill program.

For further information, please contact Greg Painter at 775-782-3999.

On behalf of the Board of directors,

“Greg Painter”
Chief Executive Officer and President

Forward Looking Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com).  Such risks and uncertainties may include, but are not limited to, the risks and uncertainties set forth in the Company’s filings with the SEC, such as the ability to obtain additional financing, the ability to manage growth, acquisitions of technology, equipment or human resources, the effect of economic and business conditions, the ability to attract and retain skilled personnel and factors outside the control of the Company.  These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.